Exhibit 99.1

KELLER & COMPANY, INC.

Financial Institution Consultants

Investment and Financial Advisors

555 Metro Place North Suite 524 Dublin, Ohio 43017	614-766-1426 614-766-1459 (fax)

May 2, 2005

Board of Directors

Ottawa Savings Bank

925 LaSalle Street

Ottawa, IL 61350

To the Board:

In recognition of recent developments, we hereby submit Amendment No. 1 (“Amendment”) to our original Conversion Valuation Appraisal Report as of March 8, 2005, (“Original Appraisal”) updating the pro forma market value of the to-be-issued stock of Ottawa Savings Bancorp, Inc. (the “Corporation”), which is the mid-tier holding company of Ottawa Savings Bank (“Ottawa Savings” or the “Bank”). For reference, the Original Appraisal is attached hereto as Addendum A.

The Corporation will be a majority owned subsidiary of Ottawa Savings Bancorp, MHC, a federally-chartered mutual holding company. Such stock is to be issued in connection with a minority stock offering by the Corporation, with Ottawa Savings Bancorp, MHC to own 55 percent of the Corporation. As previously noted, subsequent to the filing of the Original Appraisal, the Bank’s board of directors elected not to establish a charitable foundation in conjunction with its mutual holding company reorganization, as referenced in the Original Appraisal. The foundation would have been granted 2 percent of the stock of Ottawa Savings Bancorp, Inc., with 43 percent of the stock to be sold to the public and the remaining 55 percent to be owned by Ottawa Savings Bancorp, MHC. Absent the foundation, Ottawa Savings Bancorp, Inc. will now sell 45 percent of its stock to the public. This Amendment as of April 15, 2005, was prepared after a review of the Original Appraisal and is being submitted to the Office of Thrift Supervision as an amendment to the Original Appraisal.

This Amendment is based on conversations with the management of Ottawa Savings and the law firm of Lord, Bissell & Brook, LLP, Chicago, Illinois. As in the preparation of the Original Appraisal, we believe the data and information used herein are accurate and reliable, but we cannot guarantee the accuracy of such data.

In preparing this Amendment, we have given consideration to current market conditions, the recent performance of publicly-traded thrift institutions, including those institutions in Ottawa Savings’ comparable group and recently converted thrift institutions, current thrift conversion activity and the elimination of the foundation. The comparable group was screened to eliminate any institutions involved in merger/acquisition activities, but none of the comparable group institutions was eliminated due to such involvement. Further investigation into merger/acquisition activity

Board of Directors

Ottawa Savings Bank

May 2, 2005

involving publicly-traded thrift institutions in Ottawa Savings’ city, county and market area revealed no institutions involved in such activity, as indicated in Exhibit 1.

We have recognized a reinvestment rate of 3.00 percent before taxes in this Amendment, increased from 2.50 percent in the Original Appraisal, based on current short term interest rates.

We have updated the three valuation methods used in the Original Appraisal based on Ottawa Savings’ December 31, 2004, audited financial statements and using the stock prices of publicly-traded thrift institutions, including the Bank’s comparable group, as of April 15, 2005. Exhibits 2 and 3 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured thrift institutions excluding mutual holding companies. Exhibits 4 and 5 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured mutual holding companies. Exhibit 6 identifies the Bank’s comparable group and provides comparative operating and financial data on Ottawa Savings and the comparable group institutions.

Exhibit 7 provides a summary of publicly-traded thrift conversions since January 1, 2004, and the relative movement of their share prices. For the 38 conversions completed from January 1, 2004, to April 15, 2005, including 24 mutual holding companies, the average percentage price change one day after IPO was a positive 11.80 percent with a median of 9.50 percent, from a low of a negative (6.60) percent to a high of 51.70 percent. For the 14 transactions closing to date in 2005, the average percentage price change one day after IPO has been a much lower 3.05 percent with a median of 0.50 percent, from a low of (6.60) percent to a high of 20.00 percent . The average percentage price change one week after IPO for those 14 2005 transactions was 2.90 percent, much lower than the 16.95 percent for the 24 transactions closing in 2004. It should be noted that of the 14 transactions completed since January 1, 2005, 7 were trading at prices lower than their IPO prices as of April 15, 2005, and 10 of the 14 issues were trading below their first day prices.

As presented in Exhibit 8, since March 8, 2005, there has been downward movements in the price to earnings multiple, the price to core earnings multiple, the price to book value ratio and the price to assets ratio of Ottawa Savings’ comparable group, all publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”) and all FDIC-insured thrifts traded on NASDAQ. The average price to net earnings multiple for the comparable group decreased by 6.29 percent, while the average price to core earnings multiple for the comparable group decreased by 5.38 percent from 18.21 times earnings to 17.23 times earnings during that period. The average market price to book value ratio for all thrifts decreased by 5.78 percent from 146.57 percent at March 8, 2005, to 138.10 percent at April 15, 2005, and decreased by 4.73 percent from 117.11 percent to 111.57 percent for the comparable group. The average price to assets ratio decreased from 14.26 percent to 13.50 percent for all thrifts and decreased from 13.82 percent to 13.04 percent for the comparable group for the same time period. Exhibit 8 also presents the values, numerical changes and percentage changes of the SNL Thrift Index, the Dow Jones Industrial Average (DJIA) and the Standard and Poors 500 (S & P 500) as of March 8, 2005, and April 15, 2005. As indicated, from March 8, 2005, to April 15, 2005, the SNL Thrift Index decreased 8.13 percent, while the DJIA decreased 7.56 percent and

Board of Directors

Ottawa Savings Bank

May 2, 2005

the S & P increased 6.72 percent. The trend in the market price of thrift stocks since the Original Appraisal indicates a 4.03 percent decrease in the average price per share for all publicly-traded thrifts and a slightly larger decrease of 4.61 percent for the comparable group.

Exhibit 9 presents detailed market, pricing and financial ratios for Ottawa Savings, all thrifts, the 19 publicly-traded Illinois thrifts and the comparable group as of April 15, 2005.

Exhibit 10 provides Ottawa Savings’ December 31, 2004, assets and equity, which are the same as those used in the Original Appraisal. The Bank had assets of $169,285,000 and equity of $11,006,000 at December 31, 2005, and net and core income after taxes of $(3,497,000) and $1,196,000, respectively, for the twelve months ended December 31, 2005. Inasmuch as the Bank has not yet filed its regulatory financial report for the quarter ended March 31, 2005, this Amendment recognizes and incorporates assets, equity and earnings at or for the twelve months ended December 31, 2004. Preliminary internal reporting, however, indicates that the Bank’s core earnings after taxes for the twelve months ended March 31, 2005, is anticipated to be very similar to its core earnings after taxes for the twelve months ended December 31, 2004.

The trend in the market price of thrift stocks since the Original Appraisal indicates a 4.61 percent decrease in the average price per share of the ten comparable group institutions. Of those ten institutions, eight experienced decreases in their price per share and two experienced increases. As previously detailed, the pricing ratios also demonstrated downward movement since March 8, 2005. From March 8, 2005, to April 15, 2005, the comparable group’s average price to core earnings multiple decreased by 5.64 percent and its average price to book value ratio decreased by 4.73 percent.

This Amendment is based on a review of each of the adjustments made in the Original Appraisal relative to the comparable group and of the pro forma closing pricing ratios of converting thrift institutions and trends in market pricing and pricing ratios. This Amendment incorporates the following adjustments:

	Original Appraisal	Amendment
Earnings Performance	Downward	Downward
Market Area	Downward	Downward
Financial Condition	Downward	Downward
Asset, Loan and Deposit Growth	Upward	Upward
Dividend Payments	None	None
Subscription Interest	Upward	None
Liquidity of the Stock	Downward	Downward
Management	None	None
Marketing of the Issue	None	Downward

Board of Directors

Ottawa Savings Bank

May 2, 2005

This Amendment incorporates the revision of two of the above adjustments: Subscription Interest, which was revised to indicate no adjustment, compared to an upward adjustment in the Original Appraisal; and Marketing of the Issue, which was revised to indicate a downward adjustment, compared to no adjustment in the Original Appraisal. Those revisions reflect, since March 8, 2005, less favorable overall market conditions, a decline of 8.13 percent in the SNL Thrift Index and the material downward trends of stock prices and pricing ratios of the Bank’s comparable group and the wider national, regional and state universes of publicly-traded thrift institutions, as well as strong current thrift conversion activity, which includes several much larger transactions, a number of which have begun their subscription periods. In our opinion, the foregoing factors are likely to adversely affect the availability of subscription funds and the inclination of investors in general to participate in new thrift offerings.

Additionally, it should be noted that, although the initial establishment of the foundation was not the subject of an adjustment relative to the comparable group, the foundation was a formulary component in the Original Appraisal calculation. The inclusion of the foundation component resulted in a fully converted value lower by $1.0 million at the midpoint than would have been the case without the foundation. Absent the foundation, therefore, the Original Appraisal would have indicated a fully converted value of $29.0 million at the midpoint.

In our opinion, considering the foregoing factors, a 7.1 percent downward adjustment to the pro forma midpoint value of the Corporation indicated in the Original Appraisal is warranted at this time, based on the assumption that the elimination of the foundation resulted in a 3.6 percent increase in value and the revised adjustments related to market conditions, stock prices, stock pricing ratios and current thrift conversion activity then resulted in a 10.3 decrease in value.

This updated valuation of the Corporation is based on the following valuation ratios as of April 15, 2005:

Price to earnings multiple:
Midpoint	Not meaningful
Super maximum	Not meaningful

Price to core earnings multiple:
Midpoint	16.68x
Super maximum	20.45x

Price to book value ratio:
Midpoint	75.34%
Super maximum	81.23%

Price to assets ratio:
Midpoint	13.42%
Super maximum	16.97%

Board of Directors

Ottawa Savings Bank

May 2, 2005

As indicated above, at the midpoint, the price to book value ratio decreased from 78.07 percent at March 8, 2005, to 75.34 percent as of April 15, 2005; the price to core earnings multiple decreased from 18.90 to 16.68; and the price to assets ratio decreased from 14.66 percent to 13.42 percent as of April 15, 2005. At the super maximum, the price to book value ratio decreased from 83.86 percent at March 8, 2005, to 81.23 percent as of April 15, 2005; the price to core earnings multiple decreased from 23.45 to 20.45; and the price to assets ratio decreased from 18.25 percent to 16.97 percent as of April 15, 2005.

Exhibit 15 details the fully converted pricing ratio premium or discount applied to the comparable group to determine the value of the Corporation. The midpoint discount from the comparable group average price to book value ratio was 32.47 percent at April 15, 2005, slightly lower than the discount of 33.34 percent at March 8, 2005. The price core earnings multiple premium at the midpoint changed from a premium of 3.79 percent to a discount of 3.19 percent during that time period. The midpoint premium of 6.09 percent in the price to assets ratio at March 8, 2005, decreased to a premium of 2.93 percent at April 15, 2005. At April 15, 2005, the super maximum price to book value ratio discount was 27.20 percent, lower than the discount of 28.39 percent at March 8, 2005; the price to core earnings multiple premium was 18.70 percent and the price to assets ratio premium was 30.17 percent.

As indicated in the Prospectus, at or for the twelve months ended December 31, 2004, based on the minority shares to be sold in the offering, representing 45 percent of the total number of shares to be issued and the actual net proceeds of the offering, the price to book value ratio will range from 118.96 percent at the minimum to 147.45 percent at the super maximum.

The valuation range in the Original Appraisal indicated a fully converted midpoint of $28,000,000, with a minimum of $23.800,000, a maximum of $32,200,000, and a super maximum of $37,030,000. In our opinion, based on Ottawa Savings’ December 31, 2004, financials, the pricing ratios and price fluctuation of the Bank’s comparable group, current pricing ratios and trends in the market since the Original Appraisal, the revised adjustments relative to the comparable group indicated previously and the elimination of the foundation, the fully converted midpoint value of the Corporation as of April 15, 2005, was $26,000,000, with a minimum of $22,100,000, a maximum of $29,900,000, and a super maximum of $34,385,000, representing 2,210,000 shares, 2,600,000 shares, 2,990,000 shares and 3,438,500 shares at $10.00 per share at the minimum, midpoint, maximum and super-maximum, respectively.

The fully converted pro forma market value of the Corporation was $26,000,000 at the midpoint as of April 15, 2005.

Sincerely,

/s/ KELLER & COMPANY, INC.

ADDENDUM A

KELLER & COMPANY, INC.

Financial Institution Consultants

Investment and Financial Advisors

555 Metro Place North Suite 524 Dublin, Ohio 43017	614-766-1426 614-766-1459 (fax)

March 15, 2005

Board of Directors

Ottawa Savings Bank

925 La Salle Street

Ottawa, Illinois 61350

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of Ottawa Savings Bancorp, Inc. (“Corporation”), which is the mid-tier holding company of Ottawa Savings Bank, Ottawa, Illinois (“Ottawa” or the “Bank”). The Corporation is a subsidiary of Ottawa Savings Bancorp, MHC. Such stock is to be issued in connection with the application to complete a minority stock offering by the Corporation with Ottawa Savings Bancorp, MHC, to own 55.0 percent of the Corporation. This appraisal was prepared and provided to the Bank in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Ottawa and the material provided by the independent auditors, McGladrey & Pullen, Champaign, Illinois, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Ottawa, with the law firm of Lord, Bissell & Brook LLP, the Bank’s conversion counsel, and with McGladrey & Pullen. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

Board of Directors

Ottawa Savings Bank

March 15, 2005

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of March 8, 2005, the pro forma market value or appraised value of the Corporation is $28,000,000 at the midpoint, with a minority offering level of $12,040,000 or 1,204,000 shares at $10 per share, representing 43.0 percent of the total valuation and a 2.0 percent stock issuance to Ottawa Savings Bank Foundation, representing $560,000 or 56,000 shares. The pro forma valuation range of the Corporation is from a minimum of $23,800,000 to a maximum of $32,200,000, with a maximum, as adjusted, of $37,030,000, representing offering levels, excluding the Foundation, of $10,234,000 at the minimum to a maximum of $13,846,000, with a maximum, as adjusted, of $15,922,900, representing 1,023,400 shares, 1,384,600 shares and 1,592,290 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Ottawa Savings Bancorp, Inc., as of March 8, 2005, is $28,000,000, at the midpoint with a midpoint offering of $12,040,000, excluding the Foundation.

Very truly yours,

/s/ KELLER & COMPANY, INC.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE
1	Consolidated Statements of Financial Condition - December 31, 2004	80
2	Consolidated Statements of Financial Condition - At December 31, 2000 through 2003	81
3	Consolidated Statements of Income Year Ended December 31, 2004	82
4	Consolidated Statements of Income - Years ended December 31, 2000 through 2003	83
5	Selected Financial Information	84
6	Income and Expense Trends	85
7	Normalized Earnings Trend	86
8	Performance Indicators	87
9	Volume/Rate Analysis	88
10	Yield and Cost Trends	89
11	Gap Analysis	90
12	Loan Portfolio Composition	91
13	Loan Maturity Schedule	92
14	Loan Originations and Purchases	93
15	Delinquent Loans	94
16	Nonperforming Assets	95
17	Classified Assets	96
18	Allowance for Loan Losses	97
19	Investment Portfolio Composition	98
20	Mix of Deposits	99
21	Certificates of Deposit by Rate and Maturity	100
22	Deposit Activity	101
23	Offices of Ottawa Savings Bank	103
24	Management of the Bank	104
25	Key Demographic Data and Trends	105
26	Key Housing Data	106
27	Major Sources of Employment	107
28	Unemployment Rates	108
29	Market Share of Deposits	109
30	National Interest Rates by Quarter	110
31	Thrift Stock Prices and Pricing Ratios	111
32	Key Financial Data and Ratios	119
33	Recently Converted Thrift Institutions	128
34	Acquisitions and Pending Acquisitions	129

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE
35	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies	130
36	Key Financial Data and Ratios - Mutual Holding Companies	132
37	Balance Sheets Parameters - Comparable Group Selection	134
38	Operating Performance and Asset Quality Parameters - Comparable Group Selection	137
39	Balance Sheet Ratios Final Comparable Group	141
40	Operating Performance and Asset Quality Ratios Final Comparable Group	142
41	Balance Sheet Totals - Final Comparable Group	143
42	Balance Sheet - Asset Composition Most Recent Quarter	144
43	Balance Sheet - Liability and Equity Most Recent Quarter	145
44	Income and Expense Comparison Trailing Four Quarters	146
45	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	147
46	Yields, Costs and Earnings Ratios Trailing Four Quarters	148
47	Dividends, Reserves and Supplemental Data	149
48	Valuation Analysis and Conclusions	150
49	Market Pricings and Financial Ratios - Stock Prices Comparable Group	151
50	Pro Forma Minimum Valuation	152
51	Pro Forma Mid-Point Valuation	153
52	Pro Forma Maximum Valuation	154
53	Pro Forma Superrange Valuation	155
54	Summary of Valuation Premium or Discount	156

ALPHABETICAL EXHIBITS

		PAGE
A	Background and Qualifications	157
B	RB 20 Certification	161
C	Affidavit of Independence	162

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Ottawa Savings Bancorp, Inc., a Delaware corporation, formed as a mid-tier holding company to own all of the common stock of Ottawa Savings Bank (“Ottawa Savings” or the “Bank”), Ottawa, Illinois. The Corporation will be majority owned by Ottawa Savings Bancorp, MHC, a federally-chartered mutual holding company. Under the Plan of Conversion, the Corporation will be majority owned by Ottawa Savings Bancorp, MHC, which will own 55.0 percent of the Corporation. The Corporation will sell 43.0 percent on the appraised value of the Corporation as determined in this Report in a minority stock offering and will issue the remaining 2.0 percent to a newly formed foundation, The Ottawa Savings Bank Foundation (“Foundation”).

The Application is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Lord, Bissell & Brook, LLP, Chicago, Illinois.

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

Introduction (cont.)

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the financial statements for the five fiscal years ended December 31, 2000 through 2004, and discussed them with Ottawa Savings’ management and with Ottawa Savings’ independent auditors, McGladrey & Pullen, Champaign, Illinois. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form MHC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Ottawa Savings’ main office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Illinois and the United States. We have also examined the competitive market within which Ottawa Savings operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Ottawa Savings to those selected institutions.

Introduction (cont.)

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF OTTAWA SAVINGS BANK

GENERAL

Ottawa Savings was organized in 1871 as a state-chartered mutual savings and loan with the name Ottawa Homestead Building and Loan. The Bank converted to a federal thrift after operating for over sixty years as a state chartered savings and loan and changed its name to Ottawa Federal Savings and Loan Association. Then in 1996, the Bank converted to a state chartered savings bank with the name Ottawa Savings Bank. The Bank changed to a federally-chartered stock savings bank in 2004, keeping the name Ottawa Savings Bank. The Bank also formed a mid-tier stock holding company in 2004 with the name Ottawa Savings Bancorp, Inc., which will own all of the stock of the Bank. The Bank’s mutual holding company Ottawa Savings Bancorp, MHC, will own 55.0 percent of Ottawa Savings Bancorp, Inc.

Ottawa Savings conducts its business from its main office in Ottawa, Illinois. The Bank’s primary market area is focused on La Salle County, with Ottawa representing the county seat.

Ottawa Savings’ deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Savings Association Insurance Fund (“SAIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Ottawa Savings is a member of the Federal Home Loan Bank (the “FHLB”) of Chicago and will be regulated by the OTS and by the FDIC. As of December 31, 2004, Ottawa Savings had assets of $169,285,000, deposits of $156,654,000 and equity of $11,006,000.

Ottawa Savings has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Ottawa Savings has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, including construction loans, which represented 90.9 percent of its loan originations during the fiscal year ended December 31, 2003. One- to four-family loan originations, including construction loans

General (cont.)

represented a lesser 72.9 percent of loan originations during the fiscal year of 2004. At December 31, 2004, 52.2 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction and home equity loans, compared to a larger 54.6 percent at December 31, 2003, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, consumer loans, and home equity loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $16.7 million, or a modest 9.8 percent of its assets, excluding FHLB stock which totaled $5.7 million or 3.3 percent of assets. The Bank had $20.8 million of its investments in mortgage-backed and related securities representing 12.2 percent of assets. Deposits and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $13.3 million or 1,333,000 shares at $10 per share based on the midpoint of the appraised value of $31.0 million, representing 43.0 percent of the total value, excluding the 2.0 percent to the Foundation. The net conversion proceeds will be $12.2 million, reflecting conversion expenses of approximately $1.2 million. The actual cash proceeds to the Bank of $6.1 million will represent 50 percent of the net conversion proceeds. The ESOP will represent 8.71 percent of the gross shares issued in the minority offering and to the Foundation, or 121,520 shares at $10 per share, representing $1,215,200. This represents 3.96 percent of the total value. The Bank’s net proceeds will be used to fund new loans, to open new branches and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and

General (cont.)

intermediate-term government or federal agency securities or to invest in short-term deposits and can use the proceeds to pay dividends and buy back shares of common stock in the future.

The Bank has experienced a relatively strong deposit increase over the past four fiscal years with deposits increasing 51.3 percent from December 31, 2000 to December 31, 2003, or an average of 12.8 percent per year. From December 31, 2003, to December 31, 2004, deposits increased by 11.4 percent, compared to a 16.4 percent growth rate in fiscal 2003. The Bank has focused on increasing its residential real estate loan, construction loan, commercial real estate and multi-family loan, home equity loan and consumer loan activity during the past five years, monitoring its net interest margin and earnings and maintaining a reasonable equity to assets ratio. Equity to assets decreased from 12.06 percent of assets at December 31, 2000, to 9.39 percent at December 31, 2003, due to the Bank’s strong growth and then decreased to 6.50 percent at December 31, 2004, due to a $7.4 million provision for loan losses, which will be discussed in the Income and Expense section.

The primary lending strategy of Ottawa Savings has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family loans, the origination of construction loans, the origination of commercial mortgage and multi-family loans, the origination of consumer loans and the origination of home equity loans and lines of credit.

The Bank’s share of one- to four-family mortgage loans has decreased modestly, from 54.6 percent of gross loans at December 31, 2003, to 52.2 percent as of December 31, 2004. Multi-family loans decreased from 12.0 percent of loans to 11.2 percent from December 31, 2003, to December 31, 2004, respectively, while construction loans increased from 7.5 percent to 10.5 percent during the same time period. Home equity loans increased from 12.1 percent to 13.1 percent from December 31, 2003, to December 31, 2004. All types of real estate loans as a group increased slightly from 92.8 percent of gross loans at December 31, 2003, to 93.7 percent at December 31, 2004. The increase in real estate loans was offset by the Bank’s decrease in consumer loans. The Bank’s share of consumer loans witnessed a decrease in their

General (cont.)

share of loans from 7.2 percent at December 31, 2003, to 6.3 percent at December 31, 2004, and the dollar level of consumer loans decreased from $8.8 million to $8.1 million. Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s rising level of higher risk loans and higher charge-offs. At December 31, 2003, Ottawa Savings had $383,000 in its loan loss allowance or 0.31 percent of gross loans, and 75.0 percent of nonperforming assets with the allowance increasing to $439,000 and represented a higher 0.34 percent of gross loans but a lower 52.6 percent of nonperforming assets at December 31, 2004.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a rising emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continuing to strive to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of Ottawa Savings at year end December 31, 2000 through December 31, 2003, and at December 31, 2004, is shown in Exhibits 1 through 4. Exhibit 5 provides selected financial data at December 31, 2003, and at December 31, 2004. Ottawa Savings has focused on growing its asset base, increasing its loan portfolio and investment securities, and growing retail deposits. The impact of these trends, recognizing the change in interest rates, was a decrease in net interest rate spread from 2.94 percent at December 31, 2003, to 2.56 percent at December 31, 2004.

With regard to the Bank’s financial condition, Ottawa Savings has experienced a relatively strong increase in assets from December 31, 2000, through December 31, 2004, with a similar increase in deposits and a moderate decrease in the dollar level of equity over the past two years, due to much higher than normal provisions for loan losses.

The Bank witnessed a total increase in assets of $62.7 million or 58.8 percent for the period of December 31, 2000, to December 31, 2004, representing an average annual increase in assets of 14.7 percent. For the year ended December 31, 2004, assets increased $12.3 million or 7.9 percent. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $21.0 million in fiscal year 2003, which represented a strong 15.3 percent increase in assets funded by a rise in deposits of $19.9 million. This increase in assets was succeeded by a $12.3 million or 7.9 percent increase in assets in fiscal year 2004.

Ottawa Savings’ loan portfolio, which includes mortgage loans and non-mortgage loans, increased from $74.5 million at December 31, 2000, to $114.5 million at December 31, 2004, and represented a total increase of $40.0 million, or 53.7 percent. The average annual increase during that period was 13.4 percent. For the year ended December 31, 2004, loans increased $5.0 million or 4.5 percent.

Ottawa Savings has obtained funds through deposits with no use of FHLB advances. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on

Performance Overview (cont.)

service have been the sources for attracting retail deposits. Deposits increased $63.9 million or 68.4 percent from 2000 to 2004, with an average annual rate of increase of 17.1 percent. For the year ended December 31, 2004, deposits increased by $16.0 million or 11.3 percent. The Bank’s largest fiscal year deposit growth was in 2003, when deposits increased $19.9 million or a relatively strong 16.4 percent.

The Bank witnessed an increase in its dollar equity level each year from 2000 through 2003 and then experienced a decrease in equity in 2004 due to a significant provision for loan losses. At December 31, 2000, the Bank had equity of $12.8 million, representing a 12.01 percent equity to assets ratio and then increased to $14.7 million at December 31, 2003, representing a lower 9.39 percent equity to assets ratio due to the Bank’s stronger growth in assets and higher loan loss provisions in 2003. At December 31, 2004, equity was a lesser $11.0 million and a lower 6.50 percent of assets due to the Bank’s higher provision for loan losses in 2004 combined with a rise in assets.

The overall decrease in the equity to assets ratio from 2000 to 2003 was the result of the Bank’s overall rising earnings performance impacted by the Bank’s growth in assets and higher loan loss provisions in 2003. The dollar level of equity increased 14.7 percent from December 31, 2000, to December 31, 2003, representing an average annual increase of 4.9 percent and then decreased 25.3 percent for the year ended December 31, 2004.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Ottawa Savings. This table provides key income and expense figures in dollars for the fiscal years of 2003 and 2004.

Ottawa Savings witnessed a slight increase in its dollar level of interest income from December 31, 2003, to December 31, 2004. Interest income was $8.41 million in 2003 and a similar $8.43 million in 2004.

The Bank’s interest expense experienced a strong rise from fiscal year 2003 to 2004. Interest expense increased from $3.87 million in 2003 to $4.07 million in 2004, representing an increase of $196,000 or 5.1 percent. Interest income increased a lesser $25,000. Such increase in interest income in 2004 notwithstanding the larger increase in interest expense, resulting in a dollar decrease in annual net interest income of $197,000 or 4.3 percent for the fiscal year ended December 31, 2004, and a moderate decrease in net interest margin.

The Bank has made provisions for loan losses in each of the past five fiscal years of 2000 through 2004 and much larger provisions in 2003 and 2004. The amounts of those provisions were determined in recognition of the Bank’s levels of nonperforming assets, charge-offs, repossessed assets, the Bank’s rise in lending activity, industry norms and the Bank’s one-time losses on loans purchased. The higher provisions in 2003 and 2004 were due to losses in connection with the Bank’s purchases of participation loans from Commercial Loan Corporation (“CLC”), Oak Brook, Illinois. CLC filed bankruptcy in 2004 after misappropriating funds from its loan portfolio. The loan loss provisions were $2,107,000 in 2003, and $7,391,000 in 2004. The impact of these loan loss provisions has been to provide Ottawa Savings with a general valuation allowance of $439,000 at December 31, 2004, or 0.37 percent of gross loans and 52.6 percent of nonperforming assets.

Total other income or noninterest income indicated a decrease from fiscal year 2003 to 2004. Noninterest income was $178,000 in fiscal year 2003 or 0.11 percent of assets, including $84,000 in gains on the sale of loans. In the year ended December 31, 2004, noninterest income

Income and Expense (cont.)

was $128,000 or 0.08 percent of assets. Noninterest income consists primarily of service charges and loan fees, other income and gains on the sale of loans and investments.

The Bank’s general and administrative expenses or noninterest expenses increased from $2.45 million for the fiscal year of 2003 to $2.79 million for the fiscal year ended December 31, 2004, representing an increase of 13.9 percent. On a percent of average assets basis, operating expenses increased from 1.65 percent of average assets for the fiscal year ended December 31, 2003, to 1.68 percent for the fiscal year ended December 31, 2004.

The net earnings position of Ottawa Savings has indicated volatility, particularly 2003 and 2004, indicating a loss in 2004. The annual net income figures for the fiscal years of 2003 and 2004 were $115,000 and $(2,140,000), respectively, representing returns on average assets of 0.08 percent and (1.29) percent for fiscal years 2003 and 2004, respectively.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended December 31, 2004. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were two adjustments comprised of a $7,291,000 adjustment to reduce the Bank’s provision for loan losses and a $100,000 downward adjustment to professional fees to reduce noninterest expenses. These adjustments resulted in a core income of $1,196,000, representing a 0.73 percent core return on assets.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets decreased from 0.08 percent in 2003, to (1.29) percent in fiscal year 2004, with the decrease due to the Bank’s high provision for loan loss.

The Bank’s net interest rate spread decreased from 2.94 percent in 2003 to 2.56 percent in 2004. The Bank’s net interest margin indicated a similar trend, decreasing from 3.23 percent in 2003 to 2.76 percent in 2004. Ottawa Savings’ net interest rate spread decreased 38 basis

Income and Expense (cont.)

points from 2003 to 2004. The Bank’s net interest margin followed a similar change, decreasing 47 basis points.

The Bank’s return on average equity decreased from 2003 to 2004. The return on average equity decreased from 0.74 percent in 2003 to (14.75) percent in fiscal year 2004, due to the losses in 2004.

Ottawa Savings’ ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 110.67 percent at December 31, 2003, to 107.65 percent at December 31, 2004. The Bank’s decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in equity.

The Bank’s ratio of noninterest expenses to average assets increased from 1.65 percent in fiscal year 2003 to 1.68 percent in fiscal year 2004. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 57.3 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 51.63 percent in 2003 to 62.04 percent in 2004, due to a rise in noninterest expenses and a decrease in net interest income.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Ottawa Savings witnessed an increase in its nonperforming asset ratio from 2003 to 2004, but the ratio was still below the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Ottawa Savings’ nonperforming assets consisted of nonaccrual loans and real estate owned in 2004. The ratio of nonperforming assets to total assets was 0.14 percent at December 31, 2004, increasing from zero at December 31, 2003.

Income and Expense (cont.)

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.31 percent of loans at December 31, 2003, and increased to 0.34 percent at December 31, 2004. As a percentage of nonperforming loans, Ottawa Savings’ allowance for loan losses to nonperforming loans was 74.95 percent at December 31, 2003, and a lesser 70.35 percent at December 31, 2004.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2003 and 2004. In fiscal year 2003, net interest income increased $757,000, due to a modest increase in interest income of $37,000 accented by a $720,000 decrease in interest expense. The increase in interest income was due to an increase due to volume of $917,000, reduced by a decrease due to rate of $880,000. The decrease in interest expense was due to a $1,105,000 decrease due to rate, reduced by a $385,000 increase due to volume.

For the fiscal year ended December 31, 2004, net interest income decreased $196,000 due to an increase in interest expense of $232,000, reduced by an increase in interest income of $36,000. The increase in interest income was due to a $1,237,000 increase due to volume reduced by a $1,201,000 decrease due to rate. The increase in interest expense was the result of a decrease due to rate of $340,000 reduced by an increase due to volume of $572,000.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2003, and 2004, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Ottawa Savings’ weighted average yield on its loan portfolio decreased 96 basis points from fiscal year 2003 to 2004, from 6.43 percent to 5.47 percent. The yield on investment securities decreased 42 basis points from 4.96 percent in 2003 to 4.54 percent in fiscal year 2004. The yield on mortgage-backed securities increased 110 basis points from fiscal year 2003 to 2004, from 5.87 percent to 5.97 percent, and the yield on other investments increased 40 basis points from 2003 to 2004, from 0.96 percent in 2003 to 1.36 percent in 2004. The combined weighted average yield on all interest-earning assets decreased 62 basis points to 5.32 percent form fiscal year 2003 to 204, reflecting the Bank’s lower yield on loans and securities.

Ottawa Savings’ weighted average cost of interest-bearing liabilities decreased 24 basis points to 2.76 percent from fiscal year 2003 to 2004, which was less than the Bank’s 62 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 38 basis points from 2.94 percent to 2.56 percent form 2003 to 2004. The Bank’s net interest margin decreased from 3.23 percent in fiscal year 2003 to 2.76 percent in fiscal year 2004, representing a decrease of 47 basis points.

INTEREST RATE SENSITIVITY

Ottawa Savings has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by maintaining a moderate share of adjustable-rate residential mortgage loans, short term construction loans and adjustable-rate home equity loans, commercial real estate and multi family loans to offset its moderate share of fixed-rate residential mortgage loans. Ottawa Savings recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Ottawa Savings has responded to the interest rate sensitivity issue by increasing its share of adjustable-rate loans.

The Bank measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis, by the Illinois Office of Banks and Real Estate, showing the Bank’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s NPV levels and ratios as of December 31, 2004, based on the Illinois Office of Banks and Real Estate’s calculations and the changes in the Bank’s NPV levels under rising and declining interest rates. The focus on this exposure table is a 200 basis point change in interest rates either up or down.

The Bank’s change in its NPV level at December 31, 2004, based on a rise in interest rates of 100 basis points was a 6.65 percent decrease, representing a dollar decrease in equity value of $1,163,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV level was estimated to increase 3.36 percent or $588,000 at December 31, 2004. The Bank’s exposure increases to a 14.77 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $2,582,000. The Bank’s exposure is a negative 2.45 percent based on a 200 basis point decrease in interest rates, representing a dollar decrease of $429,000.

The Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 9.01 percent and indicates a 109 basis point decrease from its 10.10 percent based on no change in interest rates.

The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to Ottawa Savings’ recognition of the need to control its interest rates exposure, the Bank has been a more active originator of adjustable-rate residential mortgage and home equity loans and adjustable-rate commercial real estate and multi-family loans and plans to continue this lending strategy but with a continued activity in fixed-rate residential mortgage loans. The Bank will also continue to focus on maintaining its stronger NPV ratio, recognizing the planned minority stock offering will strengthen the Bank’s NPV ratio, based on any change in interest rates.

LENDING ACTIVITIES

Ottawa Savings has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including multi-family loans, construction loans, home equity loans and consumer loans. Exhibit 12 provides a summary of Ottawa Savings’ loan portfolio, by loan type, at December 31, 2003 through 2004.

The primary loan type for Ottawa Savings has been residential loans secured by one- to four-family dwellings, representing 52.2 percent of the Bank’s gross loans as of December 31, 2004. This share of these loans has seen a modest decrease from 54.6 percent at December 31, 2003. The second largest real estate loan type as of December 31, 2004, was home equity loans, including lines of credit, which comprised a moderate 13.1 percent of gross loans compared to 12.1 percent as of December 31, 2003. The third key real estate loan type was multi-family loans, which represented 11.2 percent of gross loans as of December 31, 2004, compared to a higher 12.0 percent at December 31, 2003. The fourth key real estate loan type was construction loans, which represented 10.5 percent of gross loans as of December 31, 2004, compared to a lower 7.5 percent at December 31, 2003. These four real estate loan categories represented a strong 87.0 percent of gross loans at December 31, 2004, compared to a lesser 86.2 percent of gross loans at December 31, 2003.

Commercial real estate loans represent a smaller size loan category for Ottawa Savings. Commercial real estate loans totaled $8.5 million and represented 6.64 percent of gross loans at December 31, 2004, compared to a similar 6.62 percent at December 31, 2003.

The consumer loan category was the other loan category at December 31, 2004, and represented a modest 6.3 percent of gross loans compared to 7.2 percent at December 31, 2003. Consumer loans were the sixth and smallest overall loan type at December 31, 2004, and were the fifth largest loan category at December 31, 2003, surpassing commercial real estate loans. The Bank’s consumer loans include automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed modest changes from fiscal

Lending Activities (cont.)

year-end 2003 to December 31, 2004, with the Bank having decreased its shares of residential mortgage loans, consumer loans and multi-family loans to offset its increases in construction loans, commercial real estate and home equity loans.

The emphasis of Ottawa Savings’ lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Ottawa Savings’ primary market area of La Salle County. At December 31, 2004, 52.2 percent of Ottawa Savings’ gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years and five years. The interest rates on ARMs are generally indexed to the National Monthly Median cost of funds. ARMs have a maximum rate adjustment of 1.0 to 2.0 percent at each adjustment period, depending on the loan type, and 5.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the National Monthly Median cost of funds. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 15 to 20 years with a maximum term of 30 years and actual terms of 15, 20 or 30 years.

The Bank may offer adjustable-rate mortgage loans with discounted or teaser rates at rates below those which would prevail under normal computations based upon a determination of market factors and competitive rates in the market. On such discounted loans, the borrower is qualified at both the initial rate and the fully-indexed rate.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

Lending Activities (cont.)

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with a share of Ottawa Savings’ new fixed-rate mortgage loans normally sold in the secondary market. The Bank has historically retained most of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Ottawa Savings, even though the Bank is permitted to make loans up to a 90 percent loan-to-value ratio. While the Bank does make loans up to 90 percent of loan-to-value, the Bank generally requires private mortgage insurance or additional collateral for the amount in excess of the 85.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank is also a participant with the USDA Rural Development Company in order to offer loans to qualifying customers at up to 100 percent of the appraised value. The USDA guarantees the loan up to 90 percent of the loan amount.

Ottawa Savings has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $22.65 million in commercial real estate and multi-family loans at December 31, 2004, or 17.8 percent of gross loans, compared to a similar $22.73 million or 18.6 percent of gross loans at December 31, 2003.

The major portion of commercial real estate and multi-family loans are secured by condominiums, apartment buildings, single-family subdivisions, small retail establishments and office buildings and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 20 years for adjustable-rate loans with one-year, three-year or five-year adjustment periods. These loans have a maximum rate adjustment of 1 percent to 2 percent per adjustment period and 5 percent

Lending Activities (cont.)

for the life of the loan. There are no interest rate caps. The maximum loan-to-value ratio is normally 80 percent.

The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of residential projects, including condominiums, apartments, and single-family subdivisions as well as owner-occupied properties used for business. The Bank had $13.4 million or 10.5 percent of gross loans in construction loans at December 31, 2004. Construction loans normally have a term of nine months for the construction period with a fixed interest rate for the term of the loan and a loan-to-value ratio of no more than 85.0 percent. The construction loan normally converts to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 80.0 percent with a term of nine months to two years. The Bank also originates land loans to individuals, area homebuilders and developers. Land loans normally have rates tied to the National Monthly Median cost of funds with terms of up to 15 years. The maximum loan-to-value ratio is 80.0 percent. Land loan rates adjust annually after a one-year, three-year or five-year initial period.

Ottawa Savings is an originator of home equity loans and lines of credit, with these loans totaling $16.7 million at December 31, 2004, and representing 13.1 percent of gross loans. Homed equity lines of credit have adjustable rates tied to the prime rate as published in the Wall Street Journal. These loans have a maximum loan-to-value ratio of 85.0 percent of the personal property and have terms of up to 15 years.

Ottawa Savings has also been involved in consumer lending. Consumer loans represented a total of $8.1 million or 6.3 percent of gross loans at December 31, 2004, down from $8.8 million or 7.2 percent of gross loans at December 31, 2003. Ottawa Savings offers automobile loans, share loans, and secured and unsecured personal loans. Unsecured loans have a term of up to four years with a maximum borrowing limit of $25,000.

Lending Activities (cont.)

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Ottawa Savings’ fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At December 31, 2004, 46.0 percent of the Bank’s loans due after December 31, 2005, were adjustable-rate and 54.0 percent were fixed-rate. The Bank has a moderate 14.2 percent of its loans at December 31, 2004, due in one year or less with another 12.9 percent due in one to five years.

As indicated in Exhibit 14, Ottawa Savings experienced a significant decrease in its one-to four-family loan originations and total loan originations and purchases from fiscal year 2003 to 2004. Total loan originations and purchases in fiscal year 2003 were $50.9 million compared to a similar $49.8 million in fiscal year 2004, reflective of a lower level of loans purchased, offset by a higher level of loan originations. The decrease in one- to four-family real estate loan originations from 2003 to 2004 of $5.5 million exceeded the $3.1 million aggregate increase in total loan originations from 2003 to 2004, with home equity lines of credit increasing $4.6 million, representing 148.4 percent of the total increase in loan originations. Commercial real estate loans increased $3.0 million from 2003 to 2004, and construction loans originated increased $2.1 million.

Overall, loan originations and purchases exceeded principal payments, loans sales, loan repayments and other deductions in each of the periods. In fiscal 2003, loan originations and purchases exceeded reductions by $9.8 million, decreasing to $5.0 million in 2004.

NONPERFORMING ASSETS

Ottawa Savings understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Ottawa Savings has been faced with an unusual problem relating to its activity in the purchase of residential loans from CLC. Due to fraud at CLC, Ottawa has been faced with significant losses in 2003 and 2004, which had a major impact on earnings and equity in those two years. The Bank had loans outstanding with CLC of approximately $15.0 million. The higher level of charge-offs in 2003 and 2004 will be discussed in connection with the Bank’s allowance for loan losses. Excluding the losses related to CLC, the Bank has been successful in controlling its level of nonperforming assets.

Exhibit 15 provides a summary of Ottawa Savings’ delinquent loans at December 31, 2003 through 2004, indicating an overall increase in delinquent loans from December 31, 2003, to December 31, 2004. The Bank had $446,000 in loans delinquent 60 to 89 days at December 31, 2004. Loans delinquent 90 days or more totaled $599,000 at December 31, 2004, with these two categories representing 0.82 percent of gross loans with most of them one- to four-family real estate loans. At December 31, 2003, delinquent loans of 60 days or more days totaled $976,000 or 0.80 percent of gross loans compared to a slightly higher $1,045,000 or 0.82 percent of gross loans at December 31, 2004.

It is normal procedure for Ottawa Savings’ board to review most loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment

Nonperforming Assets (cont.)

notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will normally commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures.

Exhibit 16 provides a summary of Ottawa Savings’ nonperforming assets at December 31, 2003, and 2004. Nonperforming assets include loans 90 days or more past due, nonaccruing loans and repossessed assets. The Bank had no loans 90 days or more past due during these periods. The Bank has normally carried a minimal level of nonperforming assets. Ottawa Savings’ level of nonperforming assets was $511,000 at December 31,2003, and a higher $834,000 at December 31, 2004, which represented 0.33 percent of assets in 2003 and 0.49 percent in 2004. The Bank’s nonperforming assets included $511,000 in nonaccrual loans in 2003 and $210,000 in real estate owned and $624,000 in nonaccrual loans in 2004.

Ottawa Savings’ level of nonperforming assets was higher than its level of classified assets. The Bank’s level of classified assets was 0.01 percent of assets at December 31, 2004 (reference Exhibit 17). The Bank’s classified assets consisted of $21,000 in substandard assets, with no assets classified as doubtful or loss. The Bank had $154,000 substandard assets in 2003.

Exhibit 18 shows Ottawa Savings’ allowance for loan losses at December 31, 2003 and 2004, indicating the activity and the resultant balances. Ottawa Savings has witnessed a modest increase in its balance of allowance for loan losses from $383,000 at December 31, 2003, to $439,000 at December 31, 2004. The Bank had provisions for loan losses of $2,107,000 in 2003 and $5,175,000 in 2004, compared to provisions of $98,000 in 2002 and $24,000 in 2001.

Nonperforming Assets (cont.)

The Bank had total charge-offs of $1,989,000 in fiscal 2003, and $5,128,000 in 2004 with net recoveries of $17,000 in 2003 and $11,000 in 2004. The Bank’s ratio of allowance for loan losses to gross loans was 0.31 percent at December 31, 2003, and a higher 0.34 percent at December 31, 2004, due to higher provisions. Allowance for loan losses to nonperforming loans was 74.95 percent at December 31, 2003, and 70.35 percent at December 31, 2004.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations and mortgage-backed securities. Exhibit 19 provides a summary of Ottawa Savings’ investment portfolio at December 31, 2003, and 2004, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities. Investment securities totaled $32.5 million at December 31, 2004, compared to $29.2 million at December 31, 2003. Included in these totals are $20.8 million in mortgage-backed securities at December 31, 2004, and a lesser $11.7 million at December 31, 2003.

The primary component of investment securities at December 31, 2004, was mortgage-backed securities, representing 63.9 percent of total investments, excluding FHLB stock, compared to a smaller 40.0 percent at December 31, 2003. The Bank also had cash and interest-bearing deposits totaling $5.0 million at December 31, 2004, and a lesser $3.4 million at December 31, 2003. The Bank had $5,661,000 in FHLB stock at December 31, 2004. The weighted average yield on investment securities was 4.54 percent for the year ended December 31, 2004, and a higher 6.97 percent yield on mortgage-backed securities.

DEPOSIT ACTIVITIES

The mix of deposits by amount at December 31, 2003, and December 31, 2004, is provided in Exhibit 20. There has been a moderate change in total deposits and a modest change in the deposit mix during this period. Total deposits have increased from $140.6 million at December 31, 2003, to $156.7 million at December 31, 2004, representing an increase of $16.1 million or 11.4 percent. Certificates of deposit have increased from $115.8 million at December 31, 2003, to $128.5 million at December 31, 2004, representing an increase of $12.7 million or 11.0 percent, while savings, NOW and MMDA accounts have increased $3.3 million from $24.9 million at December 31, 2003, to $28.2 million at December 31, 2004 or 13.3 percent.

The Bank’s share of certificates of deposit witnessed a decrease, declining from a strong 82.3 percent of deposits at December 31, 2003, to a slightly lower 82.0 percent of deposits at December 31, 2004. The major component of certificates at December 31, 2004, had rates between 3.00 percent and 3.99 percent and represented 39.4 percent of certificates. At December 31, 2003, the major component of certificates was also the 3.00 percent to 3.99 percent category with a lesser 37.6 percent of certificates. The category witnessing the strongest growth from December 31, 2003, to December 31, 2004, was certificates with rates between 2.00 percent and 2.99 percent, which increased $12.0 million during this time period. The category witnessing the largest dollar decrease from December 31, 2003, to December 31, 2004, was certificates with rates between 1.00 percent and 1.99 percent, which declined $4.0 million.

Exhibit 21 also provides a breakdown of certificates by maturity as of December 31, 2004. A strong 51.6 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in two to three years, which represented 22.3 percent of certificates. The largest category of certificates based on interest rate was certificates with rates from 3.00 percent to 3.99 percent, totaling $50.8 million, representing 39.4 percent of certificates.

Deposit Activity (cont.)

Exhibit 22 shows the Bank’s deposit activity for the two years ended December 31, 2003, and 2004. Excluding interest credited, Ottawa Savings experienced net increases in deposits in each fiscal year ended 2003 and 2004. In fiscal year 2003, there was a net increase in deposits of $19.9 million in 2003, and $16.0 million in 2004. Excluding interest credited, there was a smaller net increase in deposits. In fiscal year 2003, there was a net increase in deposits of $16.0 million resulting in a 13.2 percent increase in deposits, excluding interest credited; and in 2004, there was a net increase in deposits of $12.2 million or 8.6 percent.

BORROWINGS

Ottawa Savings has made no regular use of FHLB advances from December 31, 2000, to December 31, 2004, and had no FHLB advances at December 31, 2000, through December 31, 2004.

SUBSIDIARIES

Ottawa Savings had one wholly-owned subsidiary at December 31, 2004, Illinois Valley Service Corporation. Illinois Valley Service Corporation was established in 1977 to sell and service mortgage insurance to the Bank’s mortgage customers. Illinois Valley Service Corporation had total assets of $1,000 at December 31, 2004.

OFFICE PROPERTIES

Ottawa Savings had one office at December 31, 2004, located at 925 La Salle Street in downtown Ottawa (reference Exhibit 24). Ottawa Savings owns its main office. The Bank’s net investment in its office premises totaled $4.8 million or 2.81 percent of assets at December 31,

Office Properties (cont.)

2004, and the Bank’s investment in fixed assets was $6.3 million or 3.66 percent of assets at December 31, 2004.

MANAGEMENT

The president and chief executive officer of Ottawa Savings is Gary Ocepek, who is also a director. Mr. Ocepek joined the Bank in 1970 to serve in several positions. He was then appointed president and managing officer in 1994 and was appointed a director in 1987. Mr. Ocepek also serves on all the committees of the Bank. Jon Kranov is senior vice president and chief financial officer. Mr. Kranov has served the Bank in these positions since 1978. Phil Devermann is vice president of the Bank. Mr. Devermann has served the Bank in this position since 1979.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Ottawa Savings Bank’s market area encompasses most of La Salle County, Illinois (“market area”) where the Bank’s office is located with a focus on Ottawa City for its deposit activity.

Exhibit 25 provides a summary of key demographic data and trends for La Salle County, Illinois and the United States. Overall, from 1990 to 2000, population increased in all areas. The population increased by 4.3 percent in La Salle County, 8.6 percent in Illinois and 13.2 percent in the United States. The estimated population in 2004 indicates minimal growth in population from 2000 to 2004 in the market area. The market area’s population level is estimated to have increased 1.6 percent from 2000 to 2004, compared to a 3.1 percent increase in Illinois and 5.0 percent in the United States. Future population projections indicate that population will continue to increase in all areas from 2004 through the year 2009. The market area’s population is projected to increase by 2.0 percent with the populations of Illinois and the United States projected to increase by 4.1 percent and 6.3 percent, respectively.

Consistent with its slightly rising trend in population, the market area witnessed an increase in households (families) of 5.2 percent from 1990 to 2000. During that same time period, the number of households increased in Illinois by 9.4 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2004 indicates a modest increase in the market area of 3.0 percent. Illinois also indicated a modest increase of 4.0 percent, lower than the United States’ increase of 5.8 percent. From 2004 through the year 2009, the market area’s households are projected to continue to increase by 3.3 percent, while the number of households are expected to increase by 4.8 percent in Illinois and by 7.0 percent in the United States.

In 1990, the per capita income in the market area was lower than the per capita income in Illinois and the United States. The market area had a 1990 per capita income of $12,337, while Illinois and the United States had 1990 per capita income levels of $15,201 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. The market area’s

Description of Primary Market Area (cont.)

per capita income increased from 1990 to 2000 by 55.5 percent to $19,185. Per capita income increased by 52.0 percent in Illinois to $23,104 and by 50.4 percent to $21,684 in the United States. From 2000 to 2004, per capita income continued to increase by 13.7 percent to $21,808 in the market area, by 17.0 percent to $27,033 in Illinois and by 19.3 percent to $25,866 in the United States.

The 1990 median household income of $27,093 in the market area was lower than the median household income in Illinois at $32,252 and the United States at $28,525. From 1990 to 2000, median household income increased in all areas, with the market area indicating a 48.8 percent increase to $40,308, compared to a 44.5 percent increase to $46,590 in Illinois and a 44.9 percent increase to $41,343 in the United States. From 2000 to 2004, median household income in the market area was estimated to have increased 10.3 percent to $44,449. Illinois’ median household income grew 11.7 percent to $52,039, and the United States’ increase was 16.4 percent to $48,125 from 2000 to 2004. From 2004 to 2009, median household income is projected to increase by 12.7 percent in the market area, by 17.1 percent in Illinois and 17.8 percent in the United States. Based on those rates of increase, by 2009, median household income is expected to be $50,094 in the market area, $60,941 in Illinois, and $56,710 in the United States.

Exhibit 26 provides a summary of key housing data for the market area,, Illinois and the United States. In 1990, the market area had a rate of owner-occupancy of 73.2 percent, higher than Illinois and the United States at an identical 64.2 percent. As a result, the market area supported a lower rate of renter-occupied housing of 26.8 percent, compared to 35.8 percent for both Illinois and the United States. In 2000, owner-occupied housing increased in all the areas to 75.0 percent, 67.3 percent and 66.2 percent in the market area, Illinois and the United States, respectively. Conversely, the renter-occupied rates decreased in all areas to levels of 25.0 percent, 32.7 and 33.8 percent in the market area, Illinois and the United States, respectively.

Description of Primary Market Area (cont.)

The market area’s 1990 median housing value was $49,700, much lower than Illinois’ median housing value of $80,100 and the United States’ median housing value of $79,098. The 1990 average median rent of the market area was $324, which was below the median rent of Illinois at $445 and the United States at $374. In 2000, median housing values had increased in the market area, Illinois and the United States. The market area had a 2000 median housing value of $87,000 still lower than Illinois at $130,800 and the United States at $119,600. The 2000 median rent levels were $474, $605 and $602 in the market area, Illinois and the United States, respectively.

In 1990, the major source of employment for the market area by industry group, based on share of employment, was the services industry at 30.4 percent. The services industry was responsible for 35.8 percent of jobs in Illinois and 34.0 percent in the United States (reference Exhibit 27). The manufacturing industry was the second major employer in the market area at 24.0 percent while the wholesale/retail trade group was the second leading employer at 21.4 percent in Illinois. The wholesale/retail trade group was also the second major employer with 27.5 percent in the United States. The wholesale/retail trade group was the third major overall employer in the market area at 22.6 percent. In Illinois and the United States, the manufacturing industry was the third major employer, responsible for 19.5 percent and 19.2 percent of employment, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 23.0 percent of employment in the market area, 23.3 percent of employment in Illinois and 19.3 percent in the United States.

In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for the market area and Illinois, but not in the United States where the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. The services industry accounted for 39.2 percent, 45.4 percent and 46.7 percent in the market area, Illinois and the United States, respectively. The manufacturing industry provided for 19.2

Description of Primary Market Area (cont.)

percent, 16.0 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 17.1 percent, 14.8 percent and 15.3 percent of employment in the market area, Illinois and the United States, respectively.

Some of the largest employers in the area are listed below.

Employer	Business	Number of Employees
Reliable Corporation	Office furniture/supplies	750
Community Hospital of Ottawa	Health services	680
HR Imaging Partners	Photo processing/yearbooks	425
PetsMart	Warehouse distribution	300
GE Advanced Materials	Plastic processing	285
OfficeMax	Telemarketing	285
Pleasant View Luther Home	Senior care	250
Pilkington	Glass maker	190
Mitsuboshi Belting	Automotive belts	155
Seattle Sutton’s Healthy Eating	Meal plans	155

The unemployment rate is another key economic indicator. Exhibit 28 shows the unemployment rates in La Salle County, Illinois and the United States in 2001 through December 2004. La Salle County has been characterized by higher unemployment rates than both Illinois and the United States. In 2001, La Salle County had an unemployment rate of 6.6 percent, compared to unemployment rates of 5.4 percent in Illinois and 4.8 percent in the United States. The market area’s unemployment rate increased in 2002 to 8.0 percent, compared to 6.5 percent in Illinois and a lower 5.8 percent in the United States. In 2003, the market area again increased its rate of unemployment slightly to 8.1 percent. Illinois also increased to 6.7 percent, and the United States increased to 6.0 percent. Through December of 2004, all areas had decreases in their unemployment rates. The market area’s unemployment rate decreased to 7.2 percent, and the unemployment rates in Illinois and the United States decreased to 5.7 percent and 5.0 percent, respectively.

Description of Primary Market Area (cont.)

The market area is characterized by a lower than average level of income when compared to Illinois and a level of housing value also lower than Illinois as well as the United States. In addition, unemployment rates in the market area have been consistently higher than Illinois and the United States. In both the 1990 and the 2000 Census, the market area’s strongest employment categories were the services industry, the manufacturing industry and the wholesale/retail trade industry.

Exhibit 29 provides deposit data for banks and thrifts in La Salle County. Ottawa Savings Bank’s deposit base in the market area was $149.0 million or a 17.5 percent share of the $851.0 million total thrift deposits but only a 6.4 percent share of the total deposits, which were $2.3 billion as of June 30, 2004. It is evident from the size of the thrift deposits and bank deposits that the market area has a strong deposit base, with Ottawa Savings Bank having a moderate level of market penetration for thrift deposits but a minimal market penetration for total deposits.

Exhibit 30 provides interest rate data for each quarter for the years 2001 through 2004. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2004.

SUMMARY

To summarize, the market area represents an area with slightly rising population and household trends during the 1990s and early 2000s. Such slight growth is projected to continue from 2004 through 2009. The market area displayed a lower per capita income and lower household income than Illinois. In 1990, the median rent level of the market area was lower

Description of Primary Market Area (cont.)

than Illinois’ median rent. By 2000, the median rent level of the market area was still lower than Illinois’ median rent. In 1990, the market area’s median housing value was also lower than Illinois’ as well as that of the United States, and in 2000, the market area’s median housing value was again lower than Illinois’ median housing value and the United States. The market area has had a slightly higher unemployment rate when compared to Illinois and the United States.

Finally, the market area is a very competitive financial institution market dominated by banks with a total market deposit base for banks and thrifts in the market area that is $2.3 billion in deposits.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Illinois.

Exhibits 31 and 32 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 221 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 95 publicly-traded Midwest thrifts (“Midwest thrifts”) and the 19 publicly-traded thrifts in Illinois (“Illinois thrifts”), and by trading exchange. Exhibit 33 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2004, and March 8, 2005.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Ottawa Savings as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Ottawa Savings’ basic operation.

Introduction (cont.)

In as much as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
Citizens First Financial Corp.	Illinois
Lawrence Financial Holdings	Ohio

There are no pending merger/acquisition transactions involving thrift institutions in Ottawa Savings’ city, county or market area, as indicated in Exhibit 34.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as

Mutual Holding Companies (cont.)

potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 54 publicly-traded mutual holding companies as well between those 54 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 54 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

Institution	State
AJS Bancorp Inc., MHC	Illinois
Jacksonville Bancorp, MHC	Illinois
Mid-Southern Savings Bank, MHC	Indiana
Webster City Federal Bancorp, MHC	Iowa
Alpena Bancshares, Inc. MHC	Michigan
Liberty Savings Bank, MHC	Missouri
Eureka Financial Corp, MHC	Pennsylvania
Greater Delaware Valley, MHC	Pennsylvania

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the

Trading Exchange (cont.)

National Association of Securities Dealers Automated Quotation System (NASDAQ), or traded over the counter and listed on the OTC bulletin board. Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. It should be noted that a number of smaller to medium size publicly-traded thrift institutions and thrift institution holding companies, have elected to delist their stocks from the major exchanges. It is, in our opinion, prudent to include in the universe of comparable group candidates companies trading over the counter rather than to reduce the size of that universe. Of the 275 publicly-traded, FDIC-insured savings institutions, including the 54 mutual holding companies, 15 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange, 149 are traded on NASDAQ and 66 are traded over the counter. There were an additional 35 institutions in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of March 8, 2005, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to December 31, 2003.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution

Geographic Location (cont.)

stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Ottawa Savings, including the western, southwestern, New England and southeastern states.

The geographic location parameter consists of Illinois and its surrounding states of Wisconsin, Indiana, Kentucky, Missouri and Iowa, as well as the states of Kansas, Michigan, Minnesota, Ohio, Pennsylvania, Tennessee and West Virginia for a total of thirteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $50 million to $500 million, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Ottawa Savings, with assets of approximately $169 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 37 and 38 show the 69 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Ottawa Savings with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Ottawa Savings. The ratio of deposits to assets was not used as a parameter as it is directly

Introduction (cont.)

related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to asset, excluding mortgage-backed securities, was 9.9 percent at December 31, 2004, and reflects Ottawa Savings’ share of investments considerably lower than national and regional averages. The Bank’s investments have consisted primarily of U.S. government and federal agency securities and interest-bearing deposits. For its three most recent calendar years ended December 31, 2004, Ottawa Savings’ average ratio of cash and investments to assets was a higher 12.2 percent, ranging from a high of 13.9 percent in 2002 to a low of 9.9 percent in 2004, with a modesty declining trend. It should be noted that, for the purposes of comparable group selection, Ottawa Savings’ $5.7 million balance of Federal Home Loan Bank stock at December 31, 2004, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is fairly broad, in spite of Ottawa Savings’ lower balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 35.0 percent or less of assets, with a midpoint of 17.5 percent.

Mortgage-Backed Securities to Assets

At December 31, 2004, Ottawa Savings’ ratio of mortgage-backed securities to assets was 12.3 percent, similar to the national average of 11.5 percent and higher than the regional average of 7.8 percent for publicly-traded thrifts. The Bank’s three most recent calendar year average is 8.3 percent, also lower than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

Ottawa Savings’ lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 52.5 percent of the Bank’s assets at December 31, 2004, which is modestly higher than the national average of 49.1 percent. The parameter for this characteristic requires any comparable group institution to have from 30.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 50.0 percent.

Total Net Loans to Assets

At December 31, 2004, Ottawa Savings had a 67.8 percent ratio of total net loans to assets and a similar three calendar year average of 70.3 percent, both being similar to the national average of 69.5 percent and the regional average of 72.9 percent for publicly-traded thrifts. The Bank’s ratio of total net loans to assets has decreased very modestly since 2002. The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment

Total Net Loans to Assets (cont.)

securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Ottawa Savings.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, Ottawa Savings’ shares of mortgage-backed securities to assets and total net loans to assets were 12.3 percent and 67.8 percent, respectively, for a combined share of 80.1 percent. Recognizing the industry and regional ratios of 11.5 percent and 7.8 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 92.0 percent, with a midpoint of 76.0 percent.

Borrowed Funds to Assets

Ottawa Savings had no borrowed funds at December 31, 2004, and had no borrowed funds at December 31, 2003, or December 31, 2002. The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased overall from 1997 through 2003 and then subsided in early 2004. The rise was due to the greater competition for deposits and lower cost funds, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2002 and 2003, however, lower interest rates resulted in some moderation of borrowings by financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits. The parameter range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent.

Equity to Assets

Ottawa Savings’ equity to assets ratio was 6.5 percent at December 31, 2004, 10.4 percent at December 31, 2003, and 11.1 percent at December 31, 2002, averaging 9.4 percent for the three calendar years ended December 31, 2004. As previously discussed, the Bank’s lower equity and ratio of equity to assets in 2004 are primarily the result of CRC related losses and write-offs. After conversion, based on the midpoint value of $50.0 million and a 43 percent minority public offering of $21.5 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Ottawa Savings’ equity is projected to stabilize within the range of 8 percent to 9 percent of assets. Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 18.0 percent with a midpoint ratio of 12.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 38 presents five parameters identified as key indicators of Ottawa Savings’ earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2004. The primary performance indicator is the Bank’s core return on average assets (ROAA). The second performance indicator is the Bank’s core return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Ottawa Savings is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is the core ROAA. For the twelve months ended December 31, 2004, Ottawa Savings’ core ROAA was 0.73 percent based on adjusted core earnings after taxes of $1,196,000, as detailed in Item I of this Report. The Bank’s average ROAA over its most recent three calendar years of 2002 to 2004, based on core earnings, was a higher 0.87 percent, ranging from a low of 0.73 percent in 2004 to a high of 1.05 percent in 2003.

Considering the historical and current earnings performance of Ottawa Savings, the range for the ROAA parameter based on core income has been defined as 0.50 percent to a high of 1.25 percent with a midpoint of 0.88 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

Prior to conversion, Ottawa Savings’ core ROAE for the twelve months ended December 31, 2004, was 9.28 percent based on core income. In its most recent three calendar years, the Bank’s average ROAE, based on net earnings, was a modestly lower 8.87 percent, ranging from a low of 7.60 percent in 2002 to a high of 9.74 percent in 2003.

The parameter range for ROAE for the comparable group, based on core income, is from 3.0 percent to 15.0 percent with a midpoint of 9.0 percent.

Net Interest Margin

Ottawa Savings had a net interest margin of 2.80 percent for the twelve months ended December 31, 2004, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin in the three calendar years of 1999 through 2003 averaged 3.01 percent.

The parameter range for the selection of the comparable group is from a low of 2.25 percent to a high of 3.75 percent with a midpoint of 3.00 percent.

Operating Expenses to Assets

For the twelve months ended December 31, 2004, Ottawa Savings had a considerably lower than average 1.71 percent ratio of operating expense to average assets. In fiscal year 2003, the Bank’s expense ratio was 1.68 percent, representing a slight increase from 1.63 percent in 2002, averaging 1.67 percent for its three five most recent calendar years ended December 31, 2004. It should be noted that the Bank’s operating expense ratio in 2004 was significantly lower than the averages of 2.33 percent for all FDIC-insured savings institutions and 2.26 percent for all publicly-traded savings institutions.

The operating expense to assets parameter for the selection of the comparable group is from a low of 1.20 percent to a high of 2.40 percent with a midpoint of 1.80 percent.

Noninterest Income to Assets

Compared to publicly-traded thrifts, Ottawa Savings has historically experienced a significantly lower than average dependence on noninterest income as a source of additional income. Ottawa Savings’ ratio of noninterest income to average assets was 0.10 percent in 2002,

Noninterest Income to Assets (cont.)

0.31 percent in 2003, and 0.08 percent in 2004, compared to the 1.19 percent average for publicly-traded thrift institutions for the most recent four quarters.

The range for this parameter for the selection of the comparable group is 0.75 percent of average assets or less, with a midpoint of 0.38 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Ottawa Savings. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

Ottawa Savings’ ratio of nonperforming assets to assets was 0.49 percent at December 31, 2004, which was much lower than the national average of 0.82 percent for publicly-traded thrift and the average of 0.94 percent for Midwest thrifts. Consistently lower than national averages, the Bank’s ratio of nonperforming assets to total assets was 0.67 percent in 2002, 0.32 percent in 2003, and 0.49 percent in 2004, averaging 0.49 percent for its three most recent calendar years ended December 31, 2004.

Repossessed Assets to Assets

Ottawa Savings had $210,000 in repossessed assets, representing 0.13 percent of assets. National and regional averages were 0.13 percent and 0.22 percent, respectively, for publicly-traded thrift institutions at December 31, 2004.

The range for the repossessed assets to total assets parameter is 0.35 percent of assets or less with a midpoint of 0.18 percent.

Loans Loss Reserves to Assets

Ottawa Savings had an allowance for loan losses of $439,000, representing a loan loss allowance to total assets ratio of 0.26 percent at December 31, 2004, which was similar to its 0.24 percent ratio at December 31, 2003. For the three calendar years of 2002 to 2004, the Bank’s loan loss reserve averaged 0.23 percent of assets with an upward trend from a high of 0.26 percent in 2004 to a low of 0.18 percent in 2002.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $76.7 million to $355.0 million with an average asset size of $166.8 million and have an average of 3.3 offices per institution. Two of the comparable group institutions were converted in 1993, three in 1995, and one each in 1996, 1997, 1998, 2001 and 2002. Five of the comparable group institutions are traded on NASDAQ and the remaining five are traded over the counter. The comparable group institutions as a unit

The Comparable Group (cont.)

have a ratio of equity to assets of 11.7 percent, which is 30.0 percent higher than all publicly-traded thrift institutions in the United States and 17.8 percent lower than publicly-traded thrift institutions in Illinois; and for the most recent four quarters indicated a core return on average assets of 0.80 percent, lower than all publicly-traded thrifts at 0.96 percent and lower than publicly-traded Illinois thrifts at 0.86 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of Ottawa Savings to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting Ottawa Savings’ comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

As presented in Exhibits 42 and 43, at December 31, 2004, Ottawa Savings’ total equity of 6.50 percent of assets was lower than the 11.68 percent for the comparable group, the 8.20 percent for all thrifts, the 8.90 percent for Midwest thrifts and the 9.60 percent ratio for Illinois thrifts. The Bank had a 67.83 percent share of net loans in its asset mix, modestly lower than the comparable group at 71.28 percent, all thrifts at 69.50 percent and Midwest thrifts at 72.85 percent; but higher than Illinois thrifts at 60.29 percent. Ottawa Savings’ share of net loans, similar to industry averages, is primarily the result of its lower 9.87 percent share of cash and investments, offset by its modestly higher 12.27 percent share of mortgage-backed securities and its higher 9.84 percent share of other assets. The comparable group had a considerably higher 17.54 percent share of cash and investments and a lower 7.72 percent share of mortgage-backed securities. All thrifts had 11.46 percent of assets in mortgage-backed securities and 14.23 percent in cash and investments. Ottawa Savings’ 92.54 percent share of deposits was much higher than the comparable group, all thrifts, Midwest thrifts and Illinois thrifts, reflecting the Bank’s absence of borrowed funds. The comparable group had deposits of 69.70 percent and borrowings of 17.92 percent. All thrifts averaged a 55.63 percent share of deposits and 34.40 percent of borrowed funds, while Midwest thrifts had a 69.11 percent share of deposits and a 24.77 percent share of borrowed funds. Illinois thrifts averaged an 65.52 percent share of deposits and an 12.40 percent share of borrowed funds. Ottawa Savings had 0.07 percent in intangible assets at December 31, 2004, compared to 0.17 percent for the comparable group, 0.64 percent for all thrifts, 0.45 percent for Midwest thrifts and 0.26 percent for Illinois thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 44, 45 and 46 and provide a synopsis of key sources of income and key expense items for Ottawa Savings in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 46, for the twelve months ended December 31, 2004, Ottawa Savings had a yield on average interest-earning assets slightly below the comparable group, all thrifts and Midwest thrifts, but higher than Illinois thrifts. The Bank’s yield on interest-earning assets was 5.41 percent compared to the comparable group at 5.45 percent, all thrifts at 5.43 percent, Midwest thrifts at 5.46 percent and Illinois thrifts at 5.09 percent.

The Bank’s cost of funds for the twelve months ended December 31, 2004, was lower than the comparable group, all thrifts Midwest thrifts and Illinois thrifts. Ottawa Savings had an average cost of interest-bearing liabilities of 2.74 percent compared to 2.61 percent for the comparable group, 2.32 percent for all thrifts, 2.47 percent for Midwest thrifts and 2.30 percent for Illinois thrifts. The Bank’s similar yield on interest-earning assets and modestly higher interest cost resulted in a net interest spread of 2.67 percent, which was lower than the comparable group at 2.87 percent, moderately lower than all thrifts at 3.11 percent, lower than Midwest thrifts at 2.99 percent and Illinois thrifts at 2.78 percent. Ottawa Savings generated a net interest margin of 2.80 percent for the twelve months ended December 31, 2004, based on its ratio of net interest income to average interest-earning assets, which was moderately lower than the comparable group ratio of 3.11 percent. All thrifts averaged a higher 3.29 percent net interest margin for the trailing four quarters, as did New Midwest thrifts at 3.23 percent. Illinois thrifts averaged a similar 2.78 percent.

Ottawa Savings’ major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 45. The Bank made a large provision for loan losses during the twelve months ended December 31, 2004, equal to 4.51 percent of average assets, related to the subsequent CRC write-offs. The comparable group indicated a provision

Analysis of Financial Performance (cont.)

representing 0.09 percent of assets, with all thrifts at 0.11 percent, Midwest thrifts at 0.15 percent and Illinois thrifts at 0.05 percent.

The Bank’s noninterest income was $128,000 or 0.08 percent of average assets for the twelve months ended December 31, 2004, including $29,000 in gains on the sale of assets. Such a ratio of noninterest income to average assets was significantly lower than the comparable group, which had a ratio of 0.31 percent, with all thrifts at 1.19 percent, Midwest thrifts at 1.03 percent and Illinois thrifts at 0.75 percent. For the twelve months ended December 31, 2004, Ottawa Savings’ operating expense ratio was 1.71 percent of average assets, which was lower than the comparable group at 2.04 percent and more significantly lower than all thrifts at 2.29 percent, Midwest thrifts at 2.39 percent and Illinois thrifts at 2.14 percent.

The overall impact of Ottawa Savings’ income and expense ratios is reflected in the Bank’s net income and return on assets. For the twelve months ended December 31, 2004, the Bank had a negative net ROAA of (2.14) percent and a positive core ROAA of 0.73 percent, based on the adjustments discussed in Section I. For its most recent four quarters, the comparable group had a higher net and core ROAA of 0.79 percent and 0.80 percent, respectively. All publicly-traded thrifts averaged a higher net ROAA of 1.03 percent and a higher 0.96 percent core ROAA, with Midwest thrifts at 0.80 percent core ROAA and Illinois thrifts at 0.86 percent core ROAA.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Ottawa Savings with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to charge-offs, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s core earnings level in 2004 rather than actual earnings.

As discussed earlier, the Bank has historically focused on increasing its assets, loans and deposits, strengthening net income, controlling operating expenses, maintaining its low ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. The Bank has also closely monitored its lower than average net interest margin which has decreased in 2004 as a result of the rise in interest rates. During the past two years, Ottawa

Earnings Performance (cont.)

Savings’s ratio of noninterest expense to average assets has increased slightly from 1.65 percent in 2003, which was below industry averages, to 1.68 percent in 2004, which is still lower than the current industry average of 2.29 percent for all publicly-traded thrifts. Following reorganization, the Bank will endeavor to maintain its lower operating expenses, increase it net interest margin, increase its noninterest income, strengthen its net income and its moderate return on assets, maintain its lower balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank was an active originator and purchaser of both mortgage and non-mortgage loans in 2003, but witnessed a significant decrease in originations in 2004, typical of the industry. The decrease also included a $4.3 million increase in loans sold in 2004. Ottawa Savings’ volume of loan originations and purchases, occurring in 2003, was $27.8 million, decreasing to $9.3 million in 2004. In 2004, the predominant component of the Bank’s one- to four-family residential mortgage loan originations was the refinancing of existing loans and consequently, its balance of such loans still increased by 7.8 percent of $6.1 million. That increase was accented by increases of 51.1 percent or $4.3 million for construction loans, 58.3 percent or $1.4 million for multi-family loans and 11.6 percent or $921,000 for home equity loans. The Bank’s lending activities in 2003 resulted in its overall loan growth of 9.8 percent in 2003. For the year ended December 31, 2004, total loan originations were considerably lower than in 2003 with all loans increasing $5.0 million, compared to $9.8 million in 2003.

Total loan originations, net of loan sales, were at $27.8 million and $9.3 million during 2003 and 2004, respectively. For the year ended December 31, 2004, real estate loans, construction loans and home equity loans represented 66.4 percent, 7.1 percent and 26.4 percent, respectively, of total loan originations. In comparison, during 2003, real estate loans, construction loans and home equity loans represented 82.7 percent, 3.2 percent and 14.2 percent, respectively, of total loan originations indicating a decrease in real estate loans and increases in construction loans and home equity loans in 2004.

Earnings Performance (cont.)

Total mortgage and non-mortgage loan originations were $9.3 million in 2004, reduced by repayments and principal payments of $6.5 million, resulting in a net increase of $2.8 million in gross loans receivable to $114.4 million at December 31, 2004, compared to $111.5 million at December 31, 2003. In 2003, total loan originations were $27.8 million, reduced by principal payments and repayments of $16.1 million, resulting in a net increase of $$11.7 million in gross loans receivable to $111.5 million at December 31, 2003, compared to $99.8 million at December 31, 2002.

The impact of Ottawa Savings’ primary lending efforts has been to generate a yield on average interest-earning assets of 5.41 percent for the year ended December 31, 2004, compared to a similar 5.45 percent for the comparable group, a lower 5.21 percent for all thrifts and a lower 5.07 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 5.25 percent for the twelve months ended December 31, 2004, lower than the comparable group at 5.30 percent, lower than all thrifts at 4.65 percent and Midwest thrifts at 4.62 percent, reflecting the Bank’s lower ratio of nonperforming assets and higher ratio of interest-earning assets.

Ottawa Savings’ 2.74 percent cost of interest-bearing liabilities for the year ended December 31, 2004, was higher than the comparable group at 2.61 percent, all thrifts at 2.31 and Midwest thrifts at 2.36 percent, and higher than Illinois thrifts at 1.72 percent. The Bank’s resulting net interest spread of 2.67 percent for the year ended December 31, 2004, was lower than the comparable group at 2.84 percent, all thrifts at 2.91 percent and Midwest thrifts at 2.70 percent. The Bank’s net interest margin of 2.80 percent, based on average interest-earning assets for the year ended December 31, 2004, was lower than the comparable group at 3.11 percent, all thrifts at 3.14 percent, Midwest thrifts at 3.19 percent and Illinois thrifts at 3.48 percent.

The Bank’s ratio of noninterest income to assets was 0.08 percent, including gains, for the year ended December 31, 2004, which was lower than the comparable group at 0.31 percent,

Earnings Performance (cont.)

and more notably lower than all thrifts at 1.36 percent and lower than Midwest thrifts at 0.56 percent.

The Bank’s operating expenses were lower than the comparable group, all thrifts and Midwest thrifts. For the year ended December 31, 2004, Ottawa Savings had an operating expenses to assets ratio of 1.71 percent compared to 2.04 percent for the comparable group, 2.29 percent for all thrifts and 2.27 percent for Midwest thrifts. Such lower operating expenses relate to the Bank’s single office network, compared to the comparable group, which had an average of 3.3 offices, as well as its more favorable 62.0 percent efficiency ratio for the year ended December 31, 2004, compared to the comparable group with an efficiency ratio of 55.0 percent.

For the year ended December 31, 2004, Ottawa Savings generated a lower ratio of noninterest income, due to lower gains on loan sales, a lower ratio of noninterest expenses and lower net interest margin relative to its comparable group. The Bank had a higher than normal provision for loan losses of 4.51 percent during the year ended December 31, 2004, compared to 0.09 percent ratio to assets for the comparable group, 0.10 percent for all thrifts and 0.09 percent for Midwest thrifts. The Bank’s higher provision for loan losses during the year ended December 31, 2004, resulted in the Bank’s lower earnings with minimal impact on the Bank’s ratio of allowance for loan losses to total loans, which was lower than the comparable group and lower than all thrifts. The Bank’s ratio of reserves to nonperforming assets was moderately lower than the comparable group and also lower than all thrifts.

As a result of its operating characteristics, the Bank’s net income and core income were lower than the comparable group for the year ended December 31, 2004. Based on net earnings, the Bank had a return on average assets of 0.08 percent in 2003 and (1.29) percent in 2004. For the trailing twelve months, the comparable group had a higher net ROAA of 0.79 percent, while all thrifts indicated a still higher ROAA of 1.27 percent. The Bank’s core or normalized earnings, as shown in Exhibit 7, were much higher than its net earnings and resulted in a 0.73 percent core return on assets for the year ended December 31, 2004. That core ROAA was also

Earnings Performance (cont.)

lower than the comparable group at 0.80 percent, all thrifts at 1.07 percent, Midwest thrifts at 0.79 percent and Illinois thrifts at 0.82 percent.

Following its reorganization, Ottawa Savings’ earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its asset quality, its future needs for provisions for loan losses and the continuation of lower charge-offs and nonperforming assets as experienced prior to 2003. The Bank’s noninterest income decreased modestly in 2004 due to lower gains on loan sales, but fee income did increase and it is likely to continue that upward trend, if growth continues. Overhead expenses indicate a minimal annual increase from 2003 to 2004, impacted by higher one-time professional fees and should remain significantly lower than industry averages. The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets accented by its higher cost of funds. The impact of this trend has been a generally stable net interest margin historically until 2004 with reason to believe the Bank’s margin will strengthen in 2005 impacted by the presence of new capital.

In recognition of the foregoing earnings related factors, considering Ottawa Savings’ current performance measures, a slight downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Ottawa Savings’ market area for both retail deposits and lending consists of La Salle County, Illinois, where the Bank’s office is located, with a focus on Ottawa City for its deposit activity.

As discussed in Section II, from 1990 to 2000, population increased in all areas. The market area represents an area with slightly rising population and household trends during the

Market Area (cont.)

1990s and early 2000s. Such slight growth is projected to continue from 2004 through 2009. The market area displayed a lower per capita income and lower household income than Illinois. In 1990, the median rent level of the market area was lower than Illinois’ median rent. By 2000, the median rent level of the market area was still lower than Illinois’ median rent. In 1990, the market area’s median housing value was also lower than Illinois’ as well as that of the United States, and in 2000, the market area’s median housing value was again lower than Illinois’ median housing value and the United States. The market area has had a slightly higher unemployment rate when compared to Illinois and the United States. Finally, the market area is a very competitive financial institution market dominated by banks with a total market deposit base for banks and thrifts in the market area that is $2.3 billion in deposits.

In the Bank’s primary market area counties, the services sector represented the primary source of employment in 2000 by a moderate margin, followed by the manufacturing and wholesale/retail sectors, consistent with state and national proportions.

Based on both deposits and loan originations, the financial competition in Ottawa Savings’ primary market area is significant. As of June 30, 2004, the Bank held a modest 6.4 percent of deposits in La Salle County but 17.5 percent of thrift deposits the county. Total bank and thrift deposits were $2.3 billion as of June 30, 2004.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s primary market area relative to the comparable group.

FINANCIAL CONDITION

The financial condition of Ottawa Savings is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 41, 42 and 43. The Bank’s ratio of total equity to total assets was 6.50 percent at December 31,

Financial Condition (cont.)

2004, which was lower than the comparable group at 11.68 percent, all thrifts at 8.33 percent and Midwest thrifts at 11.33 percent. With the minority offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to approximately 11.44 percent, and the Bank’s pro forma equity to assets ratio will increase to approximately 9.41 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Ottawa Savings had a modestly lower 67.8 percent ratio of net loans to total assets at December 31, 2004, compared to the comparable group at 71.3 percent. All thrifts indicated a similar 67.6 percent, as did Midwest thrifts at 61.5 percent. The Bank’s 9.9 percent share of cash and investments was lower than the comparable group at 17.5 percent, while all thrifts were at 15.4 percent and Midwest thrifts were at a higher 26.2 percent. Ottawa Savings’ 12.3 percent ratio of mortgage-backed securities to total assets was higher than the comparable group at 7.7 percent but lower than all thrifts at 12.5 percent. The Bank’s 92.5 percent ratio of deposits to total assets was higher than the comparable group at 69.7 percent, all thrifts at 56.7 percent and Midwest thrifts at 69.1 percent. Ottawa Savings’ absence of borrowed funds was lower than the comparable group at 20.9 percent, much lower than all thrifts at 33.2 percent and lower than Midwest thrifts at 18.6 percent.

Ottawa Savings had intangible assets of 0.07 percent of assets, consisting of mortgage servicing rights, and had repossessed real estate of 0.12 percent of assets, compared to ratios of 0.17 percent and 0.14 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.50 percent and real estate owned of 0.13 percent.

The financial condition of Ottawa Savings is affected by its $834,000 million balance of nonperforming assets or 0.49 percent of assets at December 31, 2004, compared to a higher 0.83 percent for the comparable group, a higher 0.73 percent for all thrifts and a lower 0.10 percent for Midwest thrifts. Historically, the Bank’s ratio of nonperforming assets to total assets

Financial Condition (cont.)

has been lower than industry averages, but has increased modestly in both dollars and ratio in 2004. The Bank’s ratio of nonperforming assets to total assets was 0.33 percent at December 31, 2003, and 0.49 percent at December 31, 2004.

The Bank had a lower 13.2 percent share of high risk real estate loans, compared to 18.9 percent for the comparable group and 21.1 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

At December 31, 2004, Ottawa Savings had $439,000 of allowances for loan losses, which represented 0.26 percent of assets and 0.37 percent of total loans. The comparable group indicated allowances equal to 0.63 percent of assets and a higher 0.94 percent of total loans, while all thrifts had allowances that averaged a lower 0.65 percent of assets, and a higher 0.98 percent of total loans. Also of importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Ottawa Savings’ $439,000 of allowances for loan losses, represented 52.6 percent of nonperforming assets at December 31, 2004, compared to the comparable group’s higher 76.2 percent, with all thrifts at a higher 183.2 percent and Midwest thrifts at a higher 509.2 percent. Ottawa Savings’ ratio of net charge-offs to average total loans was 6.53 percent for the year ended December 31, 2004, compared to a lower 0.13 percent for the comparable group, 0.22 percent for all thrifts and 0.06 percent for Midwest thrifts. This ratio reflects the Bank’s maintenance of a lower than average ratio of reserves to loans, and a lower ratio of reserves to nonperforming assets. In 2003, the Bank had net charge-offs of $1,989,000, representing 1.26 percent of assets. For the year ended December 31,2004, the Bank had net charge-offs of $5,119,000, representing 3.0 percent of assets and a ratio of provisions for loan losses to net charges-offs of 100.7 percent. Based on available information, the comparable group had a ratio of provision for loan losses to net charge-offs of 140.20 percent, with all thrifts at 167.35 percent and Midwest thrifts at 151.21 percent.

Financial Condition (cont.)

Ottawa Savings has a minimal level of interest rate risk, evidenced by its higher NPV ratio of 9.01 percent. The Bank’s change in its NPV ratio based on a 200 basis point rise in rates was a modest decrease of 109 basis points.

Compared to the comparable group, we believe that a slight downward adjustment is warranted for Ottawa Savings’ current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent five calendar years, Ottawa Savings has been characterized by higher than average rates of growth in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset growth rate from 2000 to 2004, was 15.0 percent, compared to a lower 6.1 percent for the comparable group, a similar 14.9 percent for all thrifts, and a lower 5.4 percent for Midwest thrifts. The Bank’s somewhat higher asset growth rate is reflective primarily of its larger increase in loans and deposits during that five year period combined with a rising core earnings trend. The Bank’s loan portfolio indicates an average annual increase of 13.4 percent from 2000 to 2004, compared to average growth rates of 4.8 percent for the comparable group, 12.8 percent for all thrifts and 4.1 percent for Midwest thrifts.

Ottawa Savings’ deposits indicate an average annual increase of 14.0 percent from 2000 to 2004. Annual deposit growth was from a low of 11.4 percent in 2000 to a high of 16.4 percent in 2004, compared to average growth rates of 4.5 percent for the comparable group, 11.0 percent for all thrifts and 3.8 percent for Midwest thrifts. Notwithstanding its higher rate of deposit growth, the Bank had no borrowed funds to assets, compared to the comparable group at 15.7 percent. The Bank’s combined higher deposit growth reflects and confirms its larger loan growth and funding needs

Asset, Loan and Deposit Growth (cont.)

Considering the demographics and competition in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to strengthen its loan origination and participation activity. Ottawa Savings’ primary market area has experienced a modest increase in population and households between 1990 and 2000 and those increases are projected to continue at rates lower than state and national rates through 2009. The Bank’s primary market area indicates 2000 per capita income and median household income lower than Illinois and the United States for La Salle County. In 2000, housing values in La Salle County were much lower than Illinois and also the United States. As previously noted, the Bank’s operations are concentrated in La Salle County, the location of Ottawa.

Notwithstanding the proceeds of the contemplated minority offering, the Bank’s primary focus of its operations on La Salle County could result in the continuation of higher asset growth in the future as a result of its successful ability to compete in a market area with modest growth in population and households, projected to remain lower than state and national levels and growth in the future. Ottawa Savings’ competitive operating environment could result in more moderate loan and deposit growth and systemic asset growth for the Bank in the future

Based on the foregoing factors, we have concluded that an upward adjustment to the Bank’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation has not committed to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Each of the ten institutions in the comparable group paid cash dividends during the year ended December 31, 2004, for an average dividend yield of 2.82 percent and an average payout ratio

Dividend Payments (cont.)

of 58.40 percent. During that twelve month period, the average dividend yield was 1.10 percent and the average payout ratio was 25.92 percent for Illinois thrifts; and the average dividend was 1.94 percent and the average payout ratio was 44.88 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2003 and 2004, investors’ interest in new issues has been generally positive and subscription levels have been somewhat volatile but overall favorable, with a few issues having received a less than strong reaction from the marketplace. Overall, although the reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry, the smaller number of offerings appears to have concentrated greater subscription activity beyond the stronger institutions.

Ottawa Savings will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.0 million or 8.3 percent of the stock offered to the public based on the appraised midpoint valuation. At all ranges of the offering, 2.0 percent of the shares issued to the public and to Ottawa Savings Bancorp MHC will be contributed to The Ottawa Savings Bank Foundation. The Bank will form an ESOP, which plans to purchase 3.92 percent of the total shares issued in the current offering, including the shares issued to Ottawa Savings Bancorp MHC and the charitable foundation. Additionally, the Prospectus restricts to 17,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person.

Subscription Interest (cont.)

The Bank has secured the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial mutual holding company offerings, we believe that an upward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Sandler O’Neill & Partners, L.P. The stock of the Corporation will trade on the NASDAQ National Market under the symbol OSB, and the Corporation will pursue at least two market makers for its stock.

The Bank’s total public offering is considerably smaller in size to the average market value of the comparable group. The comparable group has an average market value of $21.5 million for the stock outstanding compared to a midpoint public offering of $13.3 million for the Corporation, less the ESOP and the estimated 100,000 shares to be purchased by officers and directors, which will reduce the Corporation’s public market capitalization to approximately $11.2 million. Of the ten institutions in the comparable group, five trade on NASDAQ, and three trade on the Over the Counter Bulletin Board and two are listed on The Pink Sheet, with those ten institutions indicating an average daily trading volume of 22651 shares during the last four quarters.

In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 54 mutual holding companies with the 221 stock companies. Our findings indicate that both entity types have generally similar average market

Liquidity of the Stock (cont.)

capitalization, with mutual holding companies at $246.2 million and stock companies at $451.8 million; and that both entity types have a generally similar average number of shares outstanding, with mutual holding companies averaging 11.0 million shares and stock companies averaging 20.3 million shares. We find it significant, however, notwithstanding the foregoing similarities, that the average daily trading volume of mutual holding companies was 20,796 during the past twelve months, while stock companies indicated a much higher average daily volume of 76,757 shares.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Ottawa Savings is Gary Ocepek, who is also a director. Mr. Ocepek joined the Bank in 1970 to serve in several positions. He was then appointed president and managing officer in 1994 and was appointed a director in 1987. Mr. Ocepek also serves on all the committees of the Bank. Jon Kranov is senior vice president and chief financial officer. Mr. Kranov has served the Bank in these positions since 1978. Phil Devermann is vice president of the Bank. Mr. Devermann has served the Bank in this position since 1979.

During the past five years, Ottawa Savings has been able to increase its deposit base, total assets and loans, maintain stable core earnings, control nonperforming assets, control classified loans, maintain a minimal interest rate risk position, and strengthen its market share in spite of strong competition. Although the Bank’s earnings and return on assets have been below comparable group and industry averages, and its net interest margin has been lower than

Management (cont.)

such averages, management is confident that the Bank is well positioned for reasonable growth and enhanced profitability following its public offering.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation’s reorganization transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to core earnings method.

In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”. Inasmuch as the ownership of Ottawa Savings will remain in the mutual holding company form, the public offering of the Corporation will be based on the sale of shares to the public aggregating 43.0 percent of the fully converted pro forma market value of the Corporation at each of the valuation ranges defined in this Report with 2.0 percent

Valuation Methods (cont.)

of the fully converted valuation being issued to the Foundation for a combined total of 45.0 percent issued to the public and to the Foundation.

It should be noted that the fewer number of shares offered to the public and the lower proceeds resulting from that offering will result in actual pricing ratios considerably higher than those determined in the fully converted valuation of the Corporation where higher proceeds are assumed; and it should be noted that such higher pricing ratios, presented in detail in the offering prospectus, are pertinent to the prospective minority shareholders and their evaluation of the offering.

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s earnings performance, financial condition, market area, and liquidity of the stock. Upward adjustments were made for subscription interest and asset, loan and deposit growth. No adjustments were made for the Bank’s dividends, management and marketing of the issue.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to

Price to Book Value Method (cont.)

internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. As noted previously, however, in the case of an initial mutual holding company minority offering where a majority of the shares will not be held by the public, the application of the prescribed formulary computation to the sale of all the shares based on the full valuation of the institution necessarily returns a higher book value per share and a lower price to book value ratio than is reflective of the actual number of shares to be owned by the public and the proceeds generated by such a smaller offering. In most instances, nevertheless, such a value remains below current comparable market values.

Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 117.11 percent and 116.98 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 95.84 percent (Lexington B & L Financial Corp.) to a high of 134.12 percent (CKF Bancorp Inc.). The comparable group had slightly higher average and median price to tangible book value ratios of 119.15 percent and 118.38 percent, respectively, with the range of 101.68 percent to a higher 143.54 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed slightly from a low of 104.35 percent to a high of 133.76 percent; and the comparable group’s price to tangible book value range also narrowed from a low of 104.35 percent to a high of 133.76.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 78.07 percent and a price to tangible book value ratio of 76.90 percent at the midpoint. The price to book value ratio increases from 74.49 percent at the minimum to 83.86 percent at the super maximum, while the price to tangible book value ratio increases from 73.34 percent at the

Price to Book Value Method (cont.)

minimum to 82.43 percent at the super maximum. The price to book value ratio is 78.13 percent without recognition of the 2.0 percent foundation and is a higher $28.9 million value at the midpoint.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 78.07 percent and 76.90 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 48, are influenced by the Bank’s equity level and local market, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 12.71 percent compared to 11.68 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $11,006,000 at December 31, 2004, the indicated fully converted pro forma market value of the Corporation using this approach is $27,899,383 at the midpoint (reference Exhibit 48).

PRICE TO EARNINGS METHOD

The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Ottawa Savings’ after tax net earnings for the year ended December 31, 2004, were $3,497,000, and the Bank’s core earnings for that period were a higher $1,196,000, based on the adjustments shown in Exhibit 7. To determine the pro forma market value of the Corporation by using the price to earnings method, we applied the core earnings base of $1,196,000.

In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 18.21, while the median was 16.48. The average price to net earnings multiple was a higher 20.36 and the

Price to Earnings Method (cont.)

median multiple was 17.10. The comparable group’s price to core earnings multiple was lower than the 21.27 average multiple for all publicly-traded, FDIC-insured thrifts and lower than their median of 17.82. The range in the price to core earnings multiple for the comparable group was from a low of 11.73 (LSB Financial Corp.) to a high of 28.00 (PFS Bancorp Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 12.21 to a high of 24.47 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 18.90 at the midpoint, based on Ottawa Savings’ core earnings of $1,196,000 for year ended December 31, 2004.

Based on the Bank’s core earnings base of $1,196,000 (reference Exhibit 48), the fully converted pro forma market value of the Corporation using the price to earnings method is $28,044,740 at the midpoint.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Further, once again as previously noted, the prescribed formulary computation of fully converted pro forma value does not recognize the lower pro forma asset base resulting from small offering proceeds.

Price to Assets Method (cont.)

Exhibit 49 indicates that the average price to assets ratio for the comparable group was 13.82 percent and the median was 12.18 percent. The range in the price to assets ratios for the comparable group varied from a low of 9.85 percent (Lexington B & L Financial Corp.) to a high of 22.12 percent (First Niles Financial, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 10.37 percent and a high of 20.35 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 14.66 percent at the midpoint, which ranges from a low of 12.49 percent at the minimum to 18.25 percent at the super maximum.

Based on the Bank’s December 31, 2004, asset base of $169,285,000, the indicated pro forma market value of the Corporation using the price to assets method is $28,486,171 at the midpoint (reference Exhibit 48).

VALUATION CONCLUSION

Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the fully converted price to book value ratio of 78.07 percent for the Corporation represents a discount of 33.34 percent relative to the comparable group and decreases to 28.39 percent at the super maximum. As presented Exhibits 50 through 53 of this Report and as further detailed in the offering prospectus, however, recognizing the lower actual proceeds to be realized by the offering to the public of only 43.0 percent of the pro forma fully converted shares, the Corporation’s pro forma book value and pro forma book value per share will be significantly lower and its corresponding price to book value ratio will be higher at the offering price of $10.00 per share. Specifically, the sale to the public of 43.0 percent of the shares, with 2.0 percent issued to the Foundation and the remaining 55.0

Valuation Conclusion (cont.)

percent of the shares retained by the Corporation, results in a price to book value ratio of 125.08 percent, 135.97 percent, 145.32 percent and 154.56 percent at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively. Those ratios represent premiums at the minimum, midpoint, the maximum and adjusted maximum relative to the average of the comparable group of 6.81 percent, and 16.11 percent, 24.09 percent and 31.98 percent for the premiums at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively.

The price to core earnings multiple of 18.90 for the Corporation at the midpoint value indicates a premium of 3.79 percent, increasing to a premium of 28.79 percent at the super maximum. The price to assets ratio at the midpoint of 14.66 percent represents a premium of 6.09 percent, increasing to a premium of 32.07 percent at the super maximum.

It is our opinion that as of March 8, 2005, the fully converted pro forma market value of the Corporation, is $28,000,000 at the midpoint, representing 2,800,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $23,800,000 or 2,380,000 shares at $10.00 per share to a maximum of $32,200,000 or 3,220,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $37,030,000 or 3,703,000 shares at $10.00 per share (reference Exhibits 50 to 53).

The fully converted pro forma appraised value of Ottawa Savings Bancorp, MHC as of March 8, 2005, is $28,000.000 at the midpoint.

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